EXHIBIT 5.1

1270 Avenue of the Americas 30th Floor New York, NY 10020-1708 T (212) 655-6000 F (212) 697-7210

May 11, 2021

WF Card Funding, LLC

550 S. Tryon Street, Floor 10

D1086-103

Charlotte, North Carolina 28202

Re:	WF Card Issuance Trust

WF Card Funding, LLC (Depositor)

Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as counsel for WF Card Funding, LLC, a Delaware limited liability company, in connection with the preparation of the Registration Statement on Form SF-3 and Amendment No. 1 thereto (as amended, the “Registration Statement”), filed on December 21, 2020 and May 11, 2021, respectively, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of the WF Card Issuance Trust (the “Trust”). Each Series of Notes will be issued pursuant to an indenture (the “Master Indenture”), as supplemented by an indenture supplement relating to such Series (each, an “Indenture Supplement” and, in each such case, together with the Master Indenture, the “Indenture”), in each case between the Trust, as Issuer, Wells Fargo Bank, National Association, as Paying Agent and Note Registrar, and U.S. Bank, National Association, as Indenture Trustee.

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that when the Notes of each Series have been duly executed, authenticated and delivered in accordance with the Indenture, and sold in the manner described in the Registration Statement, any amendment thereto and the prospectus relating thereto, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Trust, and the holders of the Notes of such Series will be entitled to the benefits of such Indenture, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

This opinion is limited to the laws of the State of New York and the federal laws of the United States of America, and we have not considered and express no opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such

Charlotte    Chicago    New York    Salt Lake City    San Francisco    Washington, DC

May 11, 2021

consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP